Exhibit 99.2

Media contact:	Investor contact:

Mike Jacobsen + 1 330 490 3796 jacobsm1@diebold.com	John Kristoff + 1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
July 21, 2003

EXPANSION IN MAJOR VOTING SYSTEM ORDER LEADS TO DELAY IN SECOND QUARTER
REVENUE; EPS TO BE IN LINE WITH EXPECTATIONS AT $.57

     NORTH CANTON, Ohio – Diebold, Incorporated (NYSE:DBD) announced today that an order valued at up to $55.6 million for voting terminals and service from the state of Maryland, which was scheduled to close in the second quarter, was finalized today. The order was delayed due to a significant increase in the scope and size of the contract. Forecasted second quarter revenue will be adversely impacted from this delay by approximately $30 million. The company had previously expected revenue to increase in the mid single-digit range compared to the prior year quarter. For the quarter, Diebold now expects earnings per share to be approximately $.57, well within its previous guidance of $.54 to $.59 and in line with expectations.

     The impact to earnings from the delayed voting order was offset by solid results from operations and a gain from the early buyout of leased automated teller machine (ATM) equipment by a major customer. Even without the gain from the buyout on the ATM equipment, EPS would still be within previous company guidance.

     “We had expected to finalize this latest voting contract by the end of June,” said Walden W. O’Dell, Diebold chairman, president and chief executive officer. “However, the state expanded the scope of the project, increasing its size, thereby delaying final approval. Now that the contract has been finalized, we will recognize approximately $30 million in hardware revenue in the third quarter.

     “In addition, I am encouraged by the strength in overall orders and the high acceptance level of our new Opteva ATM line,” O’Dell added. “This positions us well for the remainder of the year.”

     Due to the Help America Vote Act federal funding process, state and local county decisions were slower than anticipated in the first half of 2003. However, the federal dollars are now available for states to utilize in upgrading their election systems. Diebold’s voting revenue guidance for the year remains the same with growth expected to be in the 15 to 25 percent range.

     The company is scheduled to announce second quarter results on July 23 before the open of trading on the New York Stock Exchange.

(more)

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Forward-Looking Statement

In the company’s written or oral statements, the use of the words “believes,” “anticipates,” “expects” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company’s share of new and existing markets, and the company’s short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company’s goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company’s uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:

•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;

•	acceptance of the company’s product and technology introductions in the marketplace;

•	unanticipated litigation, claims or assessments;

•	ability to reduce costs and expenses and improve internal operating efficiencies; and

•	variation in consumer demand for self-service technologies, products and services.

     Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and headquarters in North Canton, Ohio, USA. Diebold reported revenue of $1.9 billion in 2002 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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